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                                                                       EXHIBIT 8


January 10, 1994



Board of Directors
Kentucky Community Bancorp, Inc.
33-35 West Second Street
Maysville, KY  41056

Board of Directors
Trans Financial Bancorp, Inc.
500 East Main Street
Bowling Green, KY  42101


Gentlemen:

             You have requested our opinion concerning the federal income tax consequences of the proposed merger of Kentucky Community Bancorp, Inc. ("KCB") with and into Trans Financial Bancorp, Inc. ("Trans Financial") pursuant to the terms and conditions set forth in the Amended and Restated Plan of Merger dated January 6, 1994 by and between Trans Financial and KCB (the "Plan of Merger") and the terms and conditions set forth in the Agreement and Plan of Reorganization dated November 9, 1993 (as amended on January 6, 1994) by and between Trans Financial and KCB (the "Plan of Reorganization"). Capitalized terms used in this opinion letter and not defined herein shall have the meanings ascribed to them in the Plan of Merger.

             A summary of the pertinent facts and assumptions upon which we have relied in rendering this opinion are set forth below.
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Kentucky Community Bancorp, Inc.
Trans Financial Bancorp, Inc.
January 10, 1994
Page 2.


                                     FACTS

             Trans Financial is a corporation organized and existing under the laws of the Commonwealth of Kentucky.

             KCB is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of [i] 600,000 shares of common stock with no par value per share ("KCB Common Stock"), of which at the date hereof 258,901 shares of KCB Common Stock are validly issued and outstanding and fully paid and nonassessable, 2,055 shares are held by KCB in treasury, and 530 shares are reserved for issuance upon the exercise of outstanding options, and [ii] 200,000 shares of Class A preferred stock with no par value per share, of which no shares are issued or outstanding.

             Pursuant to the terms and conditions set forth in the Plan of Reorganization and the Plan of Merger and pursuant to applicable state law, KCB will be merged with and into Trans Financial as of the Effective Time. Each share of KCB Common Stock issued and outstanding immediately prior to the Effective Time, will, automatically, by virtue of the merger and at the Effective Time, be exchanged for and converted into 5.3 shares of Trans Financial common stock. KCB shareholders will receive cash in lieu of any fractional shares of Trans Financial common stock.

                                  ASSUMPTIONS

             1. The fair market value of the Trans Financial common stock and other consideration received by each KCB shareholder will be approximately equal to the fair market value of the KCB Common Stock surrendered by such KCB shareholder in the exchange.

             2. There is no plan or intention by the shareholders of KCB who own one percent (1%) or more of the KCB Common Stock, and to the best of the knowledge of the management of KCB, there is no plan or intention on the part of the remaining shareholders of KCB to sell, exchange or otherwise dispose of a number of shares of Trans Financial common stock received in the transaction that would reduce the KCB shareholders' ownership of Trans Financial common stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the outstanding stock of KCB as of the same date. For purposes of this representation, shares of KCB stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Trans Financial common stock will be treated as outstanding KCB
Common Stock on the date of the transaction. Moreover, shares of
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Kentucky Community Bancorp, Inc.
Trans Financial Bancorp, Inc.
January 10, 1994
Page 3.



KCB Common Stock and shares of Trans Financial common stock held by KCB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction in connection with the transaction will be treated as outstanding KCB Common Stock for purposes of this representation.

        3. Following the transaction, Trans Financial will continue KCB's historic business or use a significant portion of KCB's historic business assets in a business.

        4. Trans Financial and the shareholders of KCB will pay their respective expenses, if any, incurred in connection with the transaction.

        5. There is no intercorporate indebtedness existing between Trans Financial and KCB that was issued, acquired, or will be settled at a discount.

        6. Trans Financial does not currently own, nor has it owned during the past five years, any shares of the stock of KCB.

        7. Neither Trans Financial nor KCB is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

        8. On the date of the transaction, the fair market value of the assets of KCB will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        9. KCB is not under the jurisdiction of a court in a "title 11 or similar case" within the meaning of Section 368(a)(3)(A) of the Code.

        10. The payment of cash in lieu of fractional shares of Trans Financial common stock is solely for the purposes of avoiding the expense and inconvenience to Trans Financial of issuing fractional shares and does not represent separately bargained-for-consideration. The total cash consideration that will be paid in the transaction to KCB shareholders instead of issuing fractional shares of Trans Financial common stock will not exceed one percent of the total consideration that will be issued in the transaction to the KCB shareholders in exchange for their shares of their KCB Common Stock. The fractional share interests of each holder of KCB Common Stock will be aggregated and no holder of KCB Common Stock (other than dissenters to the merger) will receive cash in an






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Kentucky Community Bancorp, Inc.
Trans Financial Bancorp, Inc.
January 10, 1994
Page 4.



amount equal to or greater than the value of one full share of Trans Financial common stock.

        11. Trans Financial has no plan or intention to reacquire any of its stock issued in the transaction.

        12. There is no plan or intention to transfer the assets of KCB acquired by Trans Financial in the transaction to any entity other than a Trans Financial subsidiary described in Section 368(a)(2)(c) of the Code.

        13. The merger of KCB with and into Trans Financial will constitute a valid statutory merger under applicable Kentucky law.

                                    OPINION

        Based upon the information submitted and the representations and assumptions set forth above, it is our opinion that:

        1. The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Trans Financial and KCB will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by the KCB shareholders upon the exchange of their KCB common stock solely for Trans Financial voting common stock. (Section 354(a)(1)) of the Code).

        3. The basis of the Trans Financial voting common stock to be received by the KCB shareholders will be the same, in each instance, as the basis of the KCB Common Stock surrendered in exchange therefor (Section 358(a)(1) of the Code).

        4. The holding period of the Trans Financial voting common stock to be received by the KCB shareholders will include the holding period of the KCB Common Stock surrendered in exchange therefor, provided the KCB Common Stock was held as a capital asset on the date of the exchange (Section 1223(1) of the Code).

        5. No gain or loss will be recognized by Trans Financial upon the receipt of KCB assets solely in exchange for common stock of Trans Financial (Section 1032(a) of the Code).

        6. Where a KCB shareholder receives cash by exercising statutory dissenter's rights, the cash will be treated as having been received by such shareholder as a distribution with respect to






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Kentucky Community Bancorp, Inc.
Trans Financial Bancorp, Inc.
January 10, 1994
Page 5.



his KCB stock, subject to the provisions and limitations of Sections 302 and 318 of the Code.

        7. The payment of cash in lieu of fractional share interests of Trans Financial common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Trans Financial. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code (Rev. Rul. 66-365, 1966 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B.
574).

                                   CONCLUSION

        The foregoing opinion is premised and conditioned upon the validity of the assumptions set forth herein and the accuracy and validity of the facts described herein, including the fact that the proposed transaction will be consummated in the manner described in the Plan of Merger and the Plan of Reorganization.

        Our opinion is based upon the federal income tax laws in effect as of this date. Future legislation, administrative pronouncements and judicial decisions (some of which may have retroactive application) could have a material impact on the validity of our conclusions. Our opinion is expressly limited to the issues specifically addressed herein and we render no opinion regarding other issues that have not been specifically addressed. Our opinion cannot be relied upon by anyone other than the addressees hereof and the shareholders of Trans Financial and KCB without our prior express written consent. We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement on Form S-4 to be issued by Trans Financial (the "Registration Statement") pursuant to the Plan of Reorganization, and to the statement made regarding our firm under the caption "Certain Federal Income Tax Consequences" in the prospectus included in the Registration Statement.

                                                   Sincerely,

                                                   WYATT, TARRANT & COMBS




PJC:tl







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                                  APPENDIX B


                                                           January 14,1994

Members of the Board of Directors
Kentucky Community Bancorp, Inc.
33 West 2nd Street
Maysville, KY 41056

Gentlemen:

We understand that Kentucky Community Bancorp, Inc. (the "Company"), and Trans Financial Bancorp, Inc. ("TRFI") have entered into a Merger Agreement and Plan of Reorganization, dated November 9, 1993 ("The Merger Agreement"), pursuant to which the Company will be merged with and into TRFI, which will be the surviving entity (the "Merger"). We understand that TRFI will issue to the shareholders of the Company
5.30 shares of its common stock in exchange for each outstanding share of the Company's common stock, with cash in lien of fractional shares (the "Consideration").

You have asked for our opinion as to whether the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to the Company's stockholders from a financial point of view, as of the date of the Merger Agreement. As you are aware, we were not retained to nor did we advise the Company with respect to alternatives to the Merger or the Company's decision to proceed with or effect the Merger.

In connection with our opinion, we have, among other things:

     (i) reviewed certain publicly available financial and other data with respect to the Company and TRFI including the consolidated financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to the Company and TRFI made available to us from published sources and from the internal records of the Company;

    (ii)   reviewed the Merger Agreement;

   (iii) reviewed certain historical market prices and trading volumes of the Company's common stock and TRFI common stock as reported by the National Association of Securities
           Dealers Automated Quotation System;

    (iv) compared the Company and TRFI from a financial point of view with certain other companies in the financial services industry that we deemed to be relevant;

     (v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions that we deemed to be comparable, in whole or in part, to the Merger and the Comapny;

    (vi) reviewed certain information of a business and financial nature regarding the Company and TRFI, furnished to us by the Company and TRFI, including financial forecasts and related assumptions of the Company;


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KENTUCKY COMMUNITY BANCORP, INC.
January 14, 1994
Page 2

   (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and

  (viii) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not independently verified any of the foregoing information, have relied on all such information and assumed that all such information is complete and accurate in all material respects. With respect to the financial information for the Company provided to us by the Company's management, we have assumed for purposes of our opinion that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the Company's management at the time of preparation as to the future financial performance of the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or TRFI's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger and the Merger Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or TRFI, nor have we been furnished with any such appraisals. Further, our opinion is based on economic, monetary and market conditions existing as of the date of the Merger Agreement.

In the ordinary course of its business, Keefe Managers has in the past and may in the furure from time to time trade equity securities in TRFI for its own account and the accounts of its discrationary clients. Neither Keefe Managers nor any of its discretionary clients currently holds any securities of KCB or TRFI in any account managed by Keefe Managers.

Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

This opinion is furnished pursuant to our engagement letter, dated November 8, 1993 and is solely for the benefit of the Board of Directors of the Company. Except as provide in such engagement letter, this opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner without our prior written consent.

                                          Very truly yours,


                                          Keefe Managers